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Exhibit 99.1

Rural Cellular Corporation
Reports Strong 2000
Operating Results

For Immediate Release

February 20, 2001—Alexandria, MN—Rural Cellular Corporation ("RCC") (Nasdaq/NMS: RCCC) today reported strong consolidated revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the year ended December 31, 2000.

Year Ended December 31, 2000 Consolidated Financial Highlights:

  •
  Total revenues increased 103% to a record $356.1 million as compared to $175.7 million in 1999.

  •
  EBITDA increased 96.3% to $140.4 million in 2000 as compared to $71.5 million in 1999.

  •
  Year ending customers increased 123% to 577,000 as compared to 258,000 in 1999.

Fourth Quarter Ended December 31, 2000 Consolidated Financial Highlights:

  •
  Total revenues increased 127% to a fourth quarter record $99.6 million as compared to $43.8 million in the fourth quarter of 1999.

  •
  EBITDA increased 123% to $35.7 million in the fourth quarter of 2000 as compared to $16.0 million in the fourth quarter of 1999.

  •
  RCC cellular net customer additions increased 128% to 22,604 as compared to 9,929 customers in the fourth quarter of 1999.

    Richard P. Ekstrand, president and chief executive officer, commented: "These strong results reflect a significant part of a very successful year which included phenomenal growth for RCC as we doubled in size. As our business continues to grow, we will maintain our focus on leveraging operations, positioning RCC and its shareholders for a rewarding 2001."

    Fiscal 2000 operating results reflect the April 2000 acquisition of the Alabama, Kansas, Mississippi, Oregon and Washington cellular licenses, operations and related assets of Triton Cellular Partners, L.P. On February 21, 2001 at 8:00 AM CST, a teleconference will be held to discuss the fourth quarter operating results and expectations regarding RCC's 2001. This teleconference will be broadcast live and archived for replay on the WEB at WWW.RCCWIRELESS.COM. To access the audio stream, click on the Investor Relations section.

    Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

    Statements about RCC's anticipated performance are forward looking and therefore involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the successful integration of newly acquired operations with RCC's existing operations, the ability to service debt incurred in connection with expansion, and other factors discussed from time to time in RCC's filings with the Securities and Exchange Commission.

Contact:  Wesley Schultz, Executive V.P. Finance and CFO (320) 762-2000
Chris Boraas, Investor Relations Manager (320) 808-2451

World Wide Web address: http://www.rccwireless.com

# # #

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months ended December 31,		Year ended December 31,
	2000	1999	2000	1999
REVENUES:
Service	$68,418	$32,504	$238,556	$125,361
Roamer	25,836	9,659	98,693	43,081
Equipment	5,312	1,595	18,848	7,299

Total revenues	99,566	43,758	356,097	175,741

OPERATING EXPENSES:
Network costs	26,369	9,491	85,988	38,549
Cost of equipment sales	9,939	2,806	34,711	10,951
Selling, general and administrative	27,525	15,435	95,034	54,753
Depreciation and amortization	27,396	11,728	91,078	41,277

Total operating expenses	91,229	39,460	306,811	145,530

OPERATING INCOME	8,337	4,298	49,286	30,211

OTHER INCOME (EXPENSE):
Interest expense	(27,125)	(6,731)	(87,590)	(26,649)
Minority interest	—	125	—	1,663
Other	—	(128)	(24)	(338)

Other expense, net	(27,125)	(6,734)	(87,614)	(25,324)

INCOME (LOSS) BEFORE INCOME TAX AND EXTRAORDINARY ITEM	(18,788)	(2,436)	(38,328)	4,887
INCOME TAX PROVISION	—	3	—	37

NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM	(18,788)	(2,439)	(38,328)	4,850

EXTRAORDINARY ITEM	—	—	(925)	—

NET INCOME (LOSS)	(18,788)	(2,439)	(39,253)	4,850

PREFERRED STOCK DIVIDEND	(12,865)	(4,147)	(44,081)	(15,912)

NET LOSS APPLICABLE TO COMMON SHARES	$(31,653)	$(6,586)	$(83,334)	$(11,062)

NET LOSS PER BASIC COMMON AND DILUTED SHARE	$(2.68)	$(0.72)	$(7.24)	$(1.22)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	11,815	9,100	11,510	9,047

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	December 31, 2000	December 31, 1999
CURRENT ASSETS:
Cash	$2,205	$1,285
Accounts receivable, less allowance of $2,385 and $894	43,324	17,036
Inventories	6,752	4,419
Other current assets	2,192	633

Total current assets	54,473	23,373

PROPERTY AND EQUIPMENT, less accumulated depreciation of $93,446 and $68,604	234,988	130,651

LICENSES AND OTHER ASSETS:
Licenses and other intangible assets, less accumulated amortization of $66,574 and $19,728	1,442,806	318,632
Deferred debt issuance costs, less accumulated amortization of $5,163 and $1,753	22,331	11,099
Restricted funds in escrow	10,000	35,000
Other assets	7,269	7,523

Total licenses and other assets	1,482,406	372,254

	$1,771,867	$526,278

CURRENT LIABILITIES:
Accounts payable	$41,616	$16,220
Advance billings and customer deposits	7,563	3,271
Accrued interest	15,724	3,683
Dividends payable	11,911	2,102
Other accrued expenses	8,561	3,984

Total current liabilities	85,375	29,260
LONG TERM LIABILITIES	1,157,472	339,742

Total liabilities	1,242,847	369,002

PREFERRED SECURITIES	449,065	147,849
SHAREHOLDERS' EQUITY:
Class A common stock; $.01 par value; 200,000 and 15,000 shares authorized, 11,034 and 8,090 issued	110	81
Class B common stock; $.01 par value; 10,000 and 5,000 shares authorized, 782 and 1,032 issued	8	10
Additional paid-in capital	190,751	36,916
Accumulated deficit	(110,914)	(27,580)

Total shareholders' equity	79,955	9,427

	$1,771,867	$526,278

	Unaudited Three Months Ended December 31,		Unaudited Year Ended December 31,
	2000	1999	2000	1999
Other Operating Data:
Retention: (excluding prepaids)	98.4%	98.2%	98.2%	98.3%
Acquisition cost per customer:	$361	$367	$358	$365
Average monthly revenue per customer:	$59	$58	$61	$54
Cell Sites:			635	328
Penetration:			10.1%	7.9%
Capital Expenditures:	$25.4 million	$10.6 million	$54.8 million	$26.3 million
Wireless customers at period end:
RCC Voice:
	Postpaid		515,425	227,618
	Prepaid		20,832	2,494
	Wireless Alliance		15,865	15,658
	Wholesale		12,727	—

			564,849	245,770
Paging			12,214	12,476

	Total customers		577,063	258,246

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Rural Cellular Corporation Reports Strong 2000 Operating Results
RURAL CELLULAR CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
RURAL CELLULAR CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In Thousands) (Unaudited)